Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-3) of our reports dated March 1, 2022, relating to the audit of the consolidated financial statements of Northwest Biotherapeutics, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in in the Annual Report on Form 10-K of the Company for the years ended December 31, 2021 and 2020, and to reference to us under the heading “Experts” in the prospectus, which is part of such registration statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

October 18, 2022